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                                                                  Exhibit (a)(5)

                               ARRIS GROUP, INC.

                               OFFER TO EXCHANGE
               SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE,
                        PLUS ACCRUED AND UNPAID INTEREST
                                   FOR UP TO
                    $70,000,000 ORIGINAL PRINCIPAL AMOUNT OF
                 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2003


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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                  MAY 10, 2002, UNLESS THE OFFER IS EXTENDED.
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                                                                 April 12, 2002


To Our Clients:

         Enclosed for your consideration is an Offer to Exchange, dated April 12, 2002 (the "Offer to Exchange") and a Letter of Transmittal (which together constitute the "Offer") relating to the offer by Arris Group, Inc., a Delaware corporation (the "Company") to exchange 102 shares of its common stock, par value $.01 per share (the "Common Stock"), for each $1,000 original principal amount of 4 1/2% Convertible Subordinated Notes Due 2003 of Arris International, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the "Notes"). Subject to the terms and conditions of the Offer, Arris Group will issue shares of Common Stock in exchange for up to $70,000,000 aggregate principal amount of the Notes. If more than $70,000,000 aggregate principal amount of the Notes are tendered, Arris Group will purchase from each tendering holder of Notes an amount based on the proportion of Notes tendered by that holder to all Notes tendered. Arris Group also will pay accrued and unpaid interest up to the Expiration Date on Notes Arris Group accepts for exchange. Arris Group reserves the right to extend or terminate the Offer, in its sole and absolute discretion, for any or no reason, and to otherwise amend the Offer in any respect.

         The enclosed material is being forwarded to you as the beneficial owner of Notes held by us for your account at benefit but not registered in your name. A tender of any Notes may only be made by us as the registered Holder pursuant to your instructions. Therefore, the Company urges beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to tender Notes in the Offer.

         Accordingly, we request instructions as to whether you wish us to tender any or all such Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Offer to Exchange and Letter of Transmittal. We urge you to read carefully the Offer to Exchange and Letter of Transmittal before instructing us to tender your Notes.

         Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Notes on your behalf in accordance with the provisions of the Offer. The Offer expires at 5:00 p.m., New York City time, on Friday, May 10, 2002, unless extended. The term


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"Expiration Date" shall mean 5:00 p.m., New York City time, on Friday, May 10,
2002, unless the Offer is extended as provided in the Offer to Exchange, in which case the term "Expiration Date" shall mean the latest date and time to which the Offer is extended. A tender of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         Your attention is directed to the following:

         1. The Offer is for up to $70,000,000 aggregate principal amount of the Notes for shares of Common Stock. As of April 11, 2002, $105.25 million original principal amount of the Notes was outstanding;

         2. The Offer is subject to certain conditions. See "The Exchange Offer -- Conditions" in the Offer to Exchange;

         3. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, May 10, 2002, unless extended; and

         4. The Company has agreed to pay certain expenses of the Offer. Any transfer taxes incident to the transfer of Notes from the tendering Holder to the Company will be paid by the Company, except as provided in the Offer to Exchange and the Letter of Transmittal. See "Fees and Expenses" in the Offer to Exchange.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of Holders of Notes, residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     If you wish us to tender any or all of your Notes held by us for your account or benefit, please do instruct us by completing, executing and returning to us the attached instruction form.

            THE ACCOMPANYING LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT BE USED BY YOU TO EXCHANGE NOTES HELD BY US AND REGISTERED IN OUR NAME FOR YOUR ACCOUNT OR BENEFIT.

            THIS MATERIAL RELATING TO THE OFFER IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF NOTES CARRIED BY US FOR YOUR ACCOUNT OR BENEFIT BUT NOT REGISTERED IN YOUR NAME. A TENDER OF ANY SUCH NOTES WITH RESPECT THERETO CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER NOTES HELD BY US FOR YOUR ACCOUNT.


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                                  INSTRUCTIONS


         The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer of Arris Group, Inc.

         This will instruct you to tender for exchange the aggregate original principal amount of Notes indicated below (or, if no aggregate principal amount is indicated below, all of the original principal amount of Notes) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Offer to Exchange and the Letter of Transmittal.


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               Original Principal Amount of Notes to be tendered*

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                                  Signature(s)

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   Capacity (Full Title) if signing in a fiduciary or representative capacity

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                    Name(s) and Address, Including Zip Code

Date:
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                         Area Code and Telephone Number

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                 Taxpayer Identification or Social Security No.